APPENDIX A

PEREGRINE INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
Small Company Growth Portfolio

Appendix A amended:  June 1, 2020

SCHEDULE A

WELLS FARGO MASTER TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

            This fee agreement is made as of the 28th day of February, 2018, and is amended as of the 1st day of June, 2020,   by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, LLC (the “Sub-Adviser”); and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to the series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Portfolio” and collectively the “Portfolios”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets of the Portfolio:

Portfolio Name	Sub-Advisory Fee
Small Company Growth Portfolio	All Assets	0.38%

The foregoing fee schedule is agreed to as of June 1, 2020 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

            Senior Vice President

PEREGRINE CAPITAL MANAGEMENT, LLC

By:

Name:  Bill Grierson

Title:    Portfolio Manager